EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 27, 2009, relating to the consolidated financial statements and financial statement schedules of MidAmerican Energy Holdings Company and subsidiaries appearing in the Annual Report on Form 10-K of MidAmerican Energy Holdings Company and subsidiaries for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Des Moines, Iowa
August 12, 2009